UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2010

NEXEN INC.
(Exact name of registrant as specified in its charter)

CANADA
(State or other jurisdiction of incorporation)

1-6702	98-6000202
(Commission File Number)	(IRS Employer Identification No.)

801 - 7th AVENUE S.W. CALGARY, ALBERTA, CANADA	T2P 3P7
(Address of principal executive offices)	(Zip Code)

(403) 699-4000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

On April 6, 2010, Nexen Inc. (Nexen) announced the appointment of Matt Fox as Executive Vice President, International, effective April 1, 2010.  Mr. Fox succeeds Mr. Larry Murphy, who retired from Nexen in December of 2009.

Mr. Fox, 49, is a Civil Engineer and holds a Masters degree in Petroleum Engineering from Heriot Watt University in Edinburgh. Prior to joining Nexen, he was President and CEO of ConocoPhillips Canada in Calgary, Canada.

In connection with the appointment, Nexen will enter into a Change of Control Agreement (Change of Control Agreement) with Mr. Fox.  Under the Change of Control Agreement, in the event of a change of control resulting in termination of Mr. Fox’s employment (a) by Nexen for reasons other than just cause, death, or disability, or (b) by Mr. Fox for good reason, in each case within 12 months of the change of control, Mr. Fox would be entitled to, amongst other things: (i) accrued but unpaid salary and bonus for the preceding calendar year under any incentive compensation plan; (ii) lump sum cash payments equal to (A) Mr. Fox’s salary and one-twelfth (1/12th) of his annual target bonus for each month of the severance period (which is 24 months); (B) thirteen percent (13%) of Mr. Fox’s salary for each month of the severance period representing the value of the group health and welfare benefits for the severance period; and (C) the value of Nexen’s contributions to its savings plan (at a rate of six percent (6%) of Mr. Fox’s salary) for the severance period.

If Mr. Fox’s employment is terminated by Nexen for just cause or by Mr. Fox other than for good reason following a change of control, the Change of Control Agreement would terminate without further obligation of Nexen, except that Nexen would pay to Mr. Fox all accrued but unpaid salary and benefits, if any.  In the event of Mr. Fox’s death or disability, the Change of Control Agreement would terminate without further obligation of Nexen, except that Nexen would pay to Mr. Fox or his estate all accrued but unpaid salary and benefits, if any, in addition to any death or disability benefits in a manner consistent with those provided by Nexen to senior executives under any plans, programs, or policies in effect at the time of death or disability.

A “change of control” for the purposes of the Change of Control Agreement includes (a) and acquisition of common shares or convertible securities of Nexen carrying the right to cast more than 35% of the votes attaching to all common shares, (b) the liquidation of or sale of substantially all of the assets of Nexen, (c) certain situations resulting in a change of the majority of Nexen’s board of directors, and (d) a determination by Nexen’s board of directors that a change of control has occurred or is imminent.

The Change of Control Agreement expires 12 months following a change of control.  The Change of Control Agreement contains confidentiality provisions that require Mr. Fox not to disclose or use to his personal advantage certain Nexen information.

Under this Item 8.01 of Form 8-K, Nexen is furnishing the press release announcing the appointment of Mr. Fox.  The press release is attached hereto as Exhibit 99.1 and incorporated by reference into this item.  The information in this Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended or otherwise subject to the liabilities of that Section. The information in this Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits.

Exhibit Number	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 7, 2010	NEXEN INC.

	By:	/s/ James Cummings
		Name:	James Cummings
		Title:	Assistant Secretary

Exhibit Index

Exhibit Number	Description

99.1	Press Release